FORM 4

[ ]Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person
	CCM Master Fund, Ltd.*
	Coghill Capital Management, L.L.C.+*
	Coghill	Clint		   D.+*
      (Last)     	(First)     (Middle)

	225 W. Washington Street - Suite 2200
      		(Street)

	Chicago	   IL		60606
      (City)     	(State)     (Zip)

2.Issuer Name and Ticker or Trading Symbol
	Copper Mountain Networks, Inc. Common Stock (CMTN)

3.I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.Statement for Month/Year
	August, 2002

5.If Amendment, Date of Original
	Not Applicable
	(Month/Year)

6.Relationship of Reporting Person(s) to Issuer
            (Check all applicable)

            ___Director		_x__10% Owner

            ___Officer (give title below)  ___Other (specify below)

            __________________________________


7.Individual or Joint/Group Filing (Check Applicable Line)
            ___Form filed by One Reporting Person

            _x__Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
1.Title of Security (Instr. 3)
	Copper Mountain Networks Common shares, $.001 par value
	Copper Mountain Networks Common shares, $.001 par value
	Copper Mountain Networks Common shares, $.001 par value
	Total: 981,450*

2.Transaction Date
		08/02/2002
		08/05/2002
		08/06/2002
		08/07/2002
		08/08/2002
		08/09/2002
		08/16/2002
		08/19/2002
		08/20/2002
		08/23/2002
		08/26/2002
		08/30/2002
         (Month/Day/Year)

3.Transaction Code (Instr. 8)
	      Code		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V
		  P		V

4.Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
		Amount	(A) or (D)		Price
		   10		     A		$3.41
		5,002		     A		$3.41
		3,642		     A		$3.43
		5,400		     A		$3.49
		1,800		     A		$3.27
		4,529		     A		$3.35
	      10,000	     A		$2.14
		6,500		     A		$2.29
		5,500		     A		$2.42
		21,800	     A		$3.43
		9,040		     A		$4.04
		  500		     A		$3.69

5.Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
		981,450
		981,450
		981,450
		981,450*

6.Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
		D
		I
		I

7.Nature of Indirect Beneficial Ownership (Instr. 4)
		Direct ownership by CCM Master Fund, Ltd.+*
		Indirect ownership by Coghill Capital Management, L.L.C.+* Indirect by Clint D. Coghill+*

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) 1.Title of Derivative Security (Instr.3)
	Not Applicable

2.Conversion or Exercise Price of Derivative Security
	Not Applicable

3.Transaction Date
(Month/Day/Year)


4.Transaction Code (Instr. 8)
		Code		V


5.Number of Derivative Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)
		(A)		(D)


6.Date Exerciseable and Expiration Date
(Month/Day/Year)

	Date Exercisable	Expiration Date


7.Title and Amount of Underlying Securities (Instr. 3 and 4)
	TitleAmount or Number of Shares


8.Price of Derivative Security (Instr. 5)


9.Number of Derivative Securities Beneficially Owned at End of Month
(Instr. 4)


10.Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)


11.Nature of Indirect Beneficial Ownership (Instr. 4)




Explanation of Responses:
*The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

+ Principal of the investment manager or investment manager to the investment management entity in whose account the reported securities are held



_____/s/ Clint D. Coghill+*_____  	_________September 4, 2002__________
   Clint D. Coghill+*	 				  Date
Signature of Reporting Person

Coghill Capital Management, L.L.C.+*
__By:/s/ Clint D. Coghill+*_____  	_________September 4, 2002__________
   Clint D. Coghill+*					  Date
   Managing Member


CCM Master Fund, Ltd.*
__By:/s/ Clint D. Coghill_______  	_________September 4, 2002__________
   Clint D. Coghill	 				  Date
	   Director

Note:File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure